Exhibit 99.1

FOR IMMEDIATE RELEASE

ACHILLION ANNOUNCES APPOINTMENT OF NEW CHIEF MEDICAL OFFICER

New Haven, Conn., November 26, 2007 – Achillion Pharmaceuticals, Inc. (NASDAQ: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today announced the appointment of Dr. Elizabeth A. Olek as vice president and chief medical officer. Dr. Olek joins Achillion as a member of the executive management team and will lead the clinical development of Achillion’s product development candidates. Dr. Olek joins Achillion from Novartis Pharmaceuticals Corporation.

“I am very excited to be joining Achillion as the company’s later stage HIV candidate, elvucitabine, progresses toward near term results from the phase 2 studies currently underway,” said Dr. Olek. “In addition, Achillion’s unique discovery candidates in HCV and antibacterials represent exciting potential new treatments for these serious conditions.”

“Liz’s experience in infectious disease drug development, particularly in the area of hepatitis C, is an ideal fit for Achillion as we move our pipeline forward,” said Michael D. Kishbauch, president and chief executive officer. “Further, her background in epidemiology and biostatistics will be important as we build and advance our pipeline across infectious disease areas. We are absolutely delighted with Liz’s decision to join Achillion and look forward to her contributions.”

Dr. Olek joins Achillion from Novartis Pharmaceuticals Corporation where she most recently served as Global Brand Medical Director and Principal Medical Science Expert in the Infectious Disease, Transplant and Immunology Group. Prior to joining Novartis in 2005, she held Director of Clinical Research positions with InterMune Inc. and with Genetics Institute/Wyeth Research. In her roles, she was responsible for clinical research and advancement of various infectious disease drug candidates. She holds a B.S. degree in pharmacy from the University of the Sciences Philadelphia, a D.O. degree from the Philadelphia College of Osteopathic Medicine, and a M.P.H. degree in Epidemiology and Biostatitics from Boston University.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease — HIV, hepatitis and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit the company’s web site at http://www.achillion.com or call Achillion at 1-203-624-7000. ACHN-G

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to Achillion’s ability to discover and develop drug candidates. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected regulatory actions or delays; uncertainties relating to results of clinical trials, including additional data relating to ongoing clinical trials; Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities and Achillion’s dependence on its collaboration with Gilead Sciences. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

Investors:

Mary Kay Fenton

Achillion Pharmaceuticals, Inc.

Tel. (203) 624-7000

Media:

Chris Erdman

MacDougall Biomedical Communications, Inc.

Tel. (508) 647-0209

cerdman@macbiocom.com

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